Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:	Nelson M. Sims
President & CEO
Dennis W. Genge
Chief Financial Officer
Novavax, Inc.
301-854-3900

Communications Contacts:	Alison Ziegler — General
Julie Tu — Investors
212-445-8300 Cynthia Martin – Media
312-640-6741
Financial Relations Board

NOVAVAX, INC. COMPLETES $27.7 MILLION EQUITY OFFERING

COLUMBIA, MD, NOVEMBER 18, 2003 – NOVAVAX, INC. (NASDAQ: NVAX) today announced that it has completed an offering of 4.5 million shares of registered common stock at $6.15 per share, raising gross proceeds of $27.7 million. The stock was offered pursuant to an existing shelf registration statement, as amended to date. C.E. Unterberg, Towbin acted as underwriter for the offering.

The Company expects that the use of proceeds from the offering will include, but not be limited to, support for the commercial launch of ESTRASORB™, the first prescription topical emulsion for estrogen therapy recently approved by the FDA, and capital to pursue additional market opportunities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or foreign jurisdiction. The offering of common stock may be made only by means of a prospectus, a copy of which will be available from C.E. Unterberg, Towbin, Syndicate, 350 Madison Avenue, New York, NY 10017.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s SEC report on Form 10K for the year ended December 31, 2002 and Form 10Q for the quarter ended September 30, 2003, incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Forms 10K and 10Q. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

# # #